Exhibit 4.53

THIRD AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

This THIRD AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of December 22, 2023 (the “Effective Date”), by and between ILUSTRATO PICTURES INTERNATIONAL, INC., a Nevada corporation, with headquarters located at 26 Broadway, Suite 934, New York, New York 10004 (the “Company”), and AJB CAPITAL INVESTMENTS, LLC, a Delaware limited liability company, with its address at 4700 Sheridan Street, Suite J, Hollywood, FL 33021 (the “Buyer”).

WHEREAS:

A.	The Company and the Buyer are parties to that certain Securities Purchase Agreement, dated as of December 2, 2022, as amended March 17, 2023 and May 12, 2023 (as amended, the “Agreement”); and Promissory Note of the Company issued in favor of the Buyer, dated December 2, 2022, as amended October 18, 2023, in the principal amount of US$1.450,000.00 (as amended, the “Note”).

B.	Section 10(e) of the Agreement provides that the provisions of the Agreement may be amended if such amendment is in writing and signed by the Buyer.

C.	The Company and the Buyer desire to amend the Agreement in accordance with the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Company and the Buyer hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Agreement or the Note, as applicable.

2. Amendment to Section 4(o). Sections 4(o)(i) and 4(o)(ii) of the Agreement are hereby deleted in their entirety.

3. Miscellaneous.

a.	No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any other document referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Company and the Buyer, and the Company and the Buyer shall be bound hereby.

b.	Incorporation of Certain Provisions by Reference. The following provisions of the Agreement are hereby incorporated into this Amendment by reference mutatis mutandis: Section 10(a) (Governing Law); Section 10(b) (Counterparts; Signature by Facsimile); Section 10(c) (Construction; Headings); Section 10(d) (Severability); Section 10(e) (Entire Agreement; Amendments), Section 10(k) (No Strict Construction).

[signature page follows]

IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Amendment to be duly executed as of the date first above written.

ILUSTRATO PICTURES INTERNATIONAL, INC.

By:	/s/ Nicolas Link
Name:	Nicolas Link
Title:	Chief Executive Officer

AJB CAPITAL INVESTMENTS, LLC

By:	/s/ Ari Blaine
Name:	Ari Blaine
Title:	Manager